UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
October 31, 2006
CASH AMERICA INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Texas	1-9733	75-2018239
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)
1600 West 7th Street
Fort Worth, Texas 76102
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (817) 335-1100
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement
     On October 31, 2006, Cash America International, Inc. (the “Company”) entered into an Executive Change-in-Control Severance Agreement with Albert Goldstein, who was elected as the Company’s Executive Vice President of Internet Lending following the Company’s acquisition of the assets of The Check Giant, LLC, d/b/a CashNetUSA.
     The agreement has the same provisions as the Executive Change-in-Control Severance Agreements between the Company and its other executive vice presidents, which are described in the Company’s 2006 Proxy Statement. Mr. Goldstein’s agreement provides that if he is terminated other than for cause within twenty-four months after a "change in control" of the Company (as that term is defined in the agreement), then he will be entitled to (1) earned and unpaid salary, (2) a pro-rated portion of the target bonus under the existing bonus plan based on the number of months employed during the year, (3) a lump sum equal to two times the executive's annual salary, (4) a lump sum equal to two times the greater of (i) the target bonus for the year, or (ii) the actual bonus for the preceding year, (5) immediate vesting of any outstanding unvested cash-based and equity-based long-term incentive awards, (6) continued health benefits for twenty-four months, and (7) executive placement services from an executive search/placement firm. In addition, the Company would be obligated to pay Mr. Goldstein an amount sufficient to cover the costs of any excise tax that may be triggered by the payments referred to in the preceding sentence, together with an amount sufficient to cover his additional state and federal income, excise, and employment taxes that may arise on this additional payment.
Item 9.01 — Financial Statements and Exhibits
     (d) Exhibits
10.1	Executive Change-in-Control Agreement between the Company and Albert Goldstein

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CASH AMERICA INTERNATIONAL, INC.

Date: November 3, 2006	By:	/s/ J. Curtis Linscott

J. Curtis Linscott
Executive Vice President, General Counsel &
Secretary